Exhibit 99.1

Contacts:	Christine Saenz (investor relations)	Francesca Marraro (media relations)
	(212) 857-5986	(212) 857-5442
	csaenz@hms.com	fmarraro@hms.com
HMS HOLDINGS CORP. ANNOUNCES Q2 2009 RESULTS AND RAISES 2009 GUIDANCE

▪	Q2 Revenue of $53.8 million (+21.8%)

▪	Q2 EPS of $0.24 (+26.3%)

▪	Full Year 2009 EPS Guidance Raised From $1.00 to $1.05 (+31.3%)
NEW YORK, N.Y., July 31, 2009—HMS (NASDAQ: HMSY) today announced its financial results for the second quarter of 2009.
For the quarter ended June 30, 2009 revenue increased 21.8% to $53.8 million, compared with $44.2 million for the same period a year ago. Net income for the quarter was $6.6 million or $0.24 per diluted share compared to net income of $5.0 million or $0.19 per diluted share for the same period a year ago. Adjusted EBITDA for the quarter increased 32.7% to $16.4 million versus $12.4 million for the same period a year ago.
For the first half of 2009, revenue increased 24.8% to $103.8 million versus $83.1 million for the prior year. Net income for the first half was $12.3 million or $0.45 per diluted share versus net income of $8.2 million or $0.31 per diluted share for the prior year. Adjusted EBITDA for the first half of 2009 increased 42.3% to $30.9 million versus $21.7 million for the prior year.
“HMS closed the first half of 2009 strongly, growing in each of our markets,” said William Lucia, HMS CEO. “In addition to benefiting from growth in the programs we serve, we’ve seen increased adoption of our cost containment services, with two new State Medicaid agencies procuring coordination of benefits services for the first time. With the addition of these states, we have won nine consecutive procurements in Medicaid coordination of benefits. We also added 13 new Medicaid managed care plans to our portfolio.”
As a result of its performance over the past two quarters, HMS is raising annual 2009 guidance to $222 million in revenue and $1.05 earnings per diluted share. Compared with 2008, the guidance represents revenue growth of 20.3% and earnings growth of 31.3%.
HMS will be hosting its second quarter 2009 conference call with the investment community on Friday, July 31, 2009 at 9:00 am Eastern Time. The conference call number is US/Canada: (866) 394-8630 Int’l/Local Dial-In: (706) 758–0082 Conference ID: 19291772. A slide presentation will accompany the conference call and may be accessed through our website at http://www.hms.com/investor_relations/investors_quarterly_results.asp
A conference call replay will be available beginning July 31, 2009 11:00 AM ET through August 6, 2009 11:59 PM ET. To listen to the replay of the call, dial: US/Canada: 1 (800) 642-1687 Int’l/Local Dial-In: (706) 645-9291 Conference ID: 19291772 or visit our website at http://www.hms.com/investor_relations/investors_quarterly_results.asp
The HMS Holdings Corp. Form 10-Q for the quarter ended June 30, 2009 will be filed and available on our website www.hms.com on or about August 11, 2009, and will contain additional information about our results of operations for the fiscal year-to-date. This press release and the interim financial statements herein will be available at www.hms.com for at least a 12-month period. Shareholders and interested investors are welcome to contact HMSY Investor Relations at 212-857-5986. Following the filing of the

Form 10-Q, corporate executives will be available to respond to inquiries from shareholders and interested investors.
About HMS
HMS (NASDAQ: HMSY) is the nation’s leader in coordination of benefits and program integrity services for government healthcare programs. The company’s clients include health and human services programs in more than 40 states, 100 Medicaid managed care plans, the Centers for Medicare and Medicaid Services (CMS), and Veterans Administration facilities. HMS helps ensure that healthcare claims are paid correctly and by the responsible party. As a result of the company’s services, government healthcare programs recover over $1 billion annually, and avoid billions of dollars more in erroneous payments.
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This press release includes presentations of earnings before interest, taxes, depreciation and amortization (EBITDA) and adjusted EBITDA. Adjusted EBITDA represents EBITDA adjusted for share-based compensation expense. EBITDA is a measure commonly used by the capital markets to value enterprises. Interest, taxes, depreciation and amortization can vary significantly between companies due in part to differences in accounting policies, tax strategies, levels of indebtedness and interest rates. Excluding these items provides insight into the underlying results of operations and facilitates comparisons between HMSY and other companies. EBITDA is also a useful measure of the Company’s ability to service debt and is one of the measures used for determining debt covenant compliance. In addition, because of the varying methodologies for determining share-based compensation expense, and the subjective assumptions involved in those determinations, we believe excluding share-based compensation expense from EBITDA enhances the ability of management and investors to compare our core operating results over multiple periods with those of other companies. Management believes EBITDA and adjusted EBITDA information is useful to investors for these reasons. Both EBITDA and adjusted EBITDA are non-GAAP financial measures and should not be viewed as an alternative to GAAP measures of performance. Management believes the most directly comparable GAAP financial measure is net income and has provided a reconciliation of EBITDA and adjusted EBITDA to net income in this press release.
Certain statements in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results, performance, or achievements of HMSY, or industry results, to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. The important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, but are not limited to (i) the information being of a preliminary nature and therefore subject to further adjustment; (ii) the uncertainties of litigation; (iii) HMSY’s dependence on significant customers; (iv) changing conditions in the healthcare industry which could simplify the reimbursement process and adversely affect HMSY’s business; (v) government regulatory and political pressures which could reduce the rate of growth of healthcare expenditures and/or discourage the assertion of claims for reimbursement against and delay the ultimate receipt of payment from third party payors; (vi) competitive actions by other companies, including the development by competitors of new or superior services or products or the entry into the market of new competitors; (vii) all the risks inherent in the development, introduction, and implementation of new products and services; and (viii) other risk factors described from time to time in HMSY’s filings with the SEC, including HMSY’s Form 10-K for the year ended December 31, 2008. HMSY assumes no responsibility to update the forward-looking statements contained in this release as a result of new information, future events or otherwise. When/if used in this release, the words “focus”, “believe”, “confident”, “anticipate”, “expected”, “strong”, “potential”, and similar expressions are intended to identify forward-looking statements, and the above described risks inherent therein.

HMS HOLDINGS CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
For the Three and Six-Month Periods Ended June 30, 2009 and 2008
(In thousands, except per share amounts)
(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2009	2008	2009	2008
Revenue	$53,814	$44,183	$103,755	$83,126

Cost of services:

Compensation	17,815	14,374	35,346	28,098
Data processing	3,491	2,512	6,637	5,229
Occupancy	2,495	2,406	5,229	4,767
Direct project costs	7,399	6,395	13,724	12,439
Other operating costs	3,215	3,114	6,213	5,259
Amortization of acquisition related software and intangibles	1,216	1,162	2,432	2,325

Total cost of services	35,631	29,963	69,581	58,117

Selling, general & administrative expenses	6,743	5,378	12,874	10,478

Total operating expenses	42,374	35,341	82,455	68,595

Operating income	11,440	8,842	21,300	14,531

Interest expense	(278)	(351)	(565)	(766)
Interest income	56	132	153	329

Income before income taxes	11,218	8,623	20,888	14,094
Income taxes	4,580	3,622	8,545	5,920

Net income	$6,638	$5,001	$12,343	$8,174

Basic income per share data:
Net income per basic share	$0.26	$0.20	$0.48	$0.33

Weighted average common shares outstanding, basic	26,009	24,985	25,813	24,906

Diluted income per share data:
Net income per diluted share	$0.24	$0.19	$0.45	$0.31

Weighted average common shares, diluted	27,472	26,712	27,345	26,782

HMS HOLDINGS CORP. AND SUBSIDIARIES
Consolidated Balance Sheets
(In thousands, except share and per share amounts)
(unaudited)

	June 30,	December 31,
	2009	2008
Assets
Current assets:
Cash and cash equivalents	$56,886	$49,216
Accounts receivable, net of allowance of $652 at June 30, 2009 and $664 at December 31, 2008	55,127	45,155
Prepaid expenses and other current assets, including deferred tax assets of $1,296 at June 30, 2009 and $1,697 December 31, 2008	8,554	5,541

Total current assets	120,567	99,912

Property and equipment, net	17,533	17,757
Goodwill, net	82,342	82,342
Deferred income taxes, net	2,050	2,040
Intangible assets, net	17,696	19,823
Other assets	552	639

Total assets	$240,740	$222,513

Liabilities and Shareholders’ Equity

Current liabilities:
Accounts payable, accrued expenses and other liabilities	$18,479	$22,859
Current portion of long-term debt	6,300	6,300

Total current liabilities	24,779	29,159

Long-term liabilities:
Long-term debt	7,875	11,025
Other liabilities	3,579	3,967

Total long-term liabilities	11,454	14,992

Total liabilities	36,233	44,151

Shareholders’ equity:
Preferred stock - $.01 par value; 5,000,000 shares authorized; none issued	—	—
Common stock - $.01 par value; 45,000,000 shares authorized; 27,836,864 shares issued and 26,174,018 shares outstanding at June 30, 2009; 27,174,875 shares issued and 25,512,029 shares outstanding at December 31, 2008	278	272
Capital in excess of par value	159,806	146,145
Retained earnings	53,905	41,562
Treasury stock, at cost; 1,662,846 shares at June 30, 2009 and December 31, 2008	(9,397)	(9,397)
Accumulated other comprehensive loss	(85)	(220)

Total shareholders’ equity	204,507	178,362

Total liabilities and shareholders’ equity	$240,740	$222,513

HMS HOLDINGS CORP. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
For the Six Months Ended June 30, 2009 and 2008
(in thousands)
(unaudited)

	Six months ended June 30,
	2009	2008
Operating activities:
Net income	$12,343	$8,174
Adjustments to reconcile net income to net cash provided by operating activities:
Loss on disposal of fixed assets	3	8
Depreciation and amortization	6,764	5,771
Share-based compensation expense	2,920	1,518
Decrease in deferred tax asset	391	390
Changes in assets and liabilities:
Increase in accounts receivable	(9,972)	(5,149)
Decrease in prepaid expenses and other current assets	(3,414)	412
(Increase)/decrease in other assets	1	(18)
Decrease in accounts payable, accrued expenses and other liabilities	(3,886)	(6,748)

Net cash provided by operating activities	5,150	4,358

Investing activities:
Purchases of property and equipment	(4,290)	(3,690)
Investment in software	(787)	(477)

Net cash used in investing activities	(5,077)	(4,167)

Financing activities:
Proceeds from exercise of stock options	4,487	1,020
Repayment of long-term debt	(3,150)	(3,150)
Income tax benefit from stock transactions	6,260	5,550

Net cash provided by financing activities	7,597	3,420

Net increase in cash and cash equivalents	7,670	3,611

Cash and cash equivalents at beginning of period	49,216	21,275

Cash and cash equivalents at end of period	$56,886	$24,886

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$6,196	$388

Cash paid for interest	$458	$690

Supplemental disclosure of noncash investing activities:
Accrued property and equipment purchases	$1,151	$—

HMS HOLDINGS CORP. AND SUBSIDIARIES
Reconciliation of net income to EBITDA and adjusted EBITDA
(In thousands, except share and per share amounts)
(unaudited)
As summarized in the following table, earnings before interest, taxes, depreciation and amortization, and share-based compensation expense (adjusted EBITDA) was $16.4 million for the second quarter of 2009, an increase of 32.7% over the same period a year ago.
Reconciliation of net income to EBITDA and adjusted EBITDA

	Three Months Ended		Six months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Net Income	$6,638	$5,001	$12,343	$8,174

Net interest (income) expense	222	219	412	437
Income taxes	4,580	3,622	8,545	5,920
Depreciation and amortization, net of deferred financing costs, included in net interest expense (income)	3,364	2,809	6,678	5,669

Earnings before interest, taxes, depreciation and amortization (EBITDA)	14,804	11,651	27,978	20,200
Share-based compensation expense	1,612	721	2,920	1,518

Adjusted EBITDA	$16,416	$12,372	$30,898	$21,718